Exhibit 99.1

Onto Innovation Reports

2019 Fourth Quarter and Full Year Results

Wilmington, Mass. – February 6, 2020 – Onto Innovation Inc. (NYSE: ONTO) today announced financial results for the fourth quarter and full year of 2019. The fourth quarter financial results are the first reported period since the completion of the merger between Nanometrics Incorporated and Rudolph Technologies, Inc. that occurred on October 25, 2019. Since Rudolph Technologies was the accounting acquirer in the transaction, the quarterly and full year results include the financial results of the former Rudolph Technologies for all periods presented and the financial results of the former Nanometrics for the period October 26, 2019 to year end 2019.

2019 Fourth Quarter and Full Year Highlights

•

Successful completion of the merger between Nanometrics and Rudolph Technologies on October 25, 2019, creating a combined global semiconductor equipment leader with a broad portfolio spanning the semiconductor manufacturing value chain from bare silicon, to leading-edge fabs to advanced packaging

•

Quarterly revenue of $120.6 million in 2019 fourth quarter, excludes approximately $10 million in shipments from Nanometrics that occurred in the fourth quarter prior to the merger and $1.7 million in deferred revenue eliminated in merger accounting

•	Quarterly GAAP diluted EPS of ($0.41); Non-GAAP diluted EPS of $0.41, at the high end of guidance includes stock-based compensation expense
•	Cash and marketable securities of $320 million, after the payment of $25 million in merger related expenses
•	Adoption and the diversification of the Atlas® III+ metrology system in leading edge nodes continued with greater than 300% year-over-year growth in logic and foundry
•	Dragonfly® systems adopted by 15 new customers year-over-year and expanded into both memory and logic/foundry markets in 2019

Onto Innovation Inc.
Key Financial Data for the Quarters Ended December 31, 2019,

September 30, 2019, and December 31, 2018

(in thousands, except per share amounts)

US GAAP
	December 2019	September 2019	December 2018
Revenue	$120,558	$62,935	$62,780
Gross profit margin	33%	50%	52%
Operating income (loss)	$(23,359)	$5,290	$9,316
Net income (loss)	$(17,752)	$6,560	$8,082
Net income (loss) per diluted share	$(0.41)	$0.26	$0.32

US NON-GAAP
	December 2019	September 2019	December 2018
Revenue	$120,558	$62,935	$62,780
Gross profit margin	51%	50%	52%
Operating income	$20,241	$8,107	$9,703
Net income	$18,065	$8,296	$8,388
Net income per diluted share	$0.41	$0.33	$0.33

Michael Plisinski, chief executive officer of Onto Innovation commented, “This is an exciting time for the emergence of Onto Innovation. This new, yet highly experienced, semiconductor equipment supplier broadly serves the increasingly more complex semiconductor value chain. Onto Innovation customers count on our team to provide high quality solutions for advanced silicon, advanced logic and memory, and advanced packaging.  As we prepare for potential growth in multiple markets, we are also making excellent progress with our integration. We continue to drive for operational efficiencies to reduce costs while improving how we support our customers. In addition to the exciting combination of talent and technology, we are discovering the ways our team can provide new and innovative solutions to our customers which we expect will open new doors for growth and increase shareholder value.”

Fourth Quarter and Full Year 2019 GAAP Financial Results

Fourth quarter revenue totaled $120.6 million, an increase of 92% compared with $62.9 million for the third quarter of 2019 with the increase driven by the inclusion of the $66.3 million in sales from Nanometrics in the fourth quarter.  For the full year, revenue totaled $305.9 million compared to $273.8 million in the prior year.

Gross profit margin was 33% of revenues in the fourth quarter of 2019, a decrease from 50% in the third quarter of 2019. The decrease in gross margin was primarily due to the step up to fair value of inventory that was sold in the quarter, restructuring charges, and to a lesser extent other non-merger related inventory charges totaling $22.5 million, offset by higher sales. For the full year 2019, gross profit margin was 44% compared to 54% in the prior year.

Operating expenses for the fourth quarter of 2019 totaled $62.9 million, compared to $26.2 million in the third quarter of 2019. The increase was driven by the addition of $18.7 million in operating expenses of Nanometrics in the quarter, as well as merger and restructuring costs and the additional amortization of intangibles as a result of the merger as detailed in the accompanying GAAP to Non-GAAP reconciliation tables. For the full year, operating expenses were $140.1 million compared to $97.2 million in the prior year.

GAAP net loss for the fourth quarter of 2019 was ($17.8) million, or ($0.41) per diluted share, compared with net income of $6.6 million, or $0.26 per diluted share, for the 2019 third quarter.  The net loss was in-line with previous guidance. For the full year, net income was $1.9 million, or $0.06 per diluted share compared to net income of $45.1 million, or $1.74 per diluted share in the prior year.

Fourth Quarter and Full Year Non-GAAP Financial Results

Fourth quarter 2019 non-GAAP net income was $18.1 million, or $0.41 per diluted share, as detailed in the attached table and at the high end of previous guidance. Third-quarter 2019 non-GAAP net income was $8.3 million, or $0.33 per diluted share.  For the full year, non-GAAP net income was $41.8 million, or $1.39 per diluted share compared to $46.4 million or $1.79 per diluted share in the prior period. Non-GAAP results exclude merger-related expenses, restructuring costs and the amortization of intangible assets as detailed in the accompanying tables.

Balance Sheet

At December 31, 2019, cash and marketable securities totaled $320.2 million and working capital was $555.9 million.  Accounts receivable totaled $123.7 million as of the end of the year and inventory ended the year at $176.1 million.

Outlook

The Company is currently anticipating revenue for the first quarter 2020 to be $136 million plus/minus 6%.  This reflects our latest view of the evolving situation with the novel coronavirus in China.  Within this revenue range the Company is expecting a GAAP net loss per diluted share to be in the range of ($0.22) to ($0.04) and non-GAAP net income per diluted share to be in the range of $0.23 to $0.41. Included in the GAAP net loss guidance are merger expenses related to the estimated impact of adjustments to the fair value of inventory stepped up in the merger that are anticipated to be sold in the quarter. The estimated earnings per share calculations for the first quarter are based on a projected weighted average diluted share of approximately 50.5 million shares as opposed to the 43.6 million shares used in the 2019 fourth quarter.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today to discuss its fourth quarter 2019 financial results in greater detail. To participate in the call, please dial (800) 347-6311 (Domestic) or +1 (646) 828-8144 (International), reference confirmation code 274-5571 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.ontoinnovation.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on February 6 until 7:30 p.m. ET on February 13, 2020. To access the replay, please dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) at any time during that period and use audio replay passcode 2745571. A replay will also be available at www.ontoinnovation.com.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, and restructuring costs. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Merger or acquisition related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our mergers and acquisitions, such as transaction and integration costs, change in control payments, adjustments to the fair value of assets, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur restructuring and impairment charges on individual or groups of employed assets, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s first quarter 2020 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending and any potential impact as a result of the novel coronavirus situation. Additional information and considerations regarding the risks faced by Onto Innovation are available in Rudolph Technologies’ Form 10-K report for the year ended December 31, 2018 and Nanometrics Form 10-K report for the year ended December 29, 2018 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: unpatterned wafer quality; 3D metrology spanning the chip from nanometer-scale transistors to micron-level die-interconnects; macro defect inspection of wafers and packages; metal interconnect composition; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain help our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster, and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

For more information, please contact:

Investors:

Michael Sheaffer

+1.978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	December 31, 2019	December 31, 2018
		(Audited)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$320,236	$175,072
Accounts receivable, net	123,656	64,194
Inventories	176,134	96,820
Prepaid and other assets	21,638	14,821
Total current assets	641,664	350,907
Net property, plant and equipment	98,420	18,874
Intangibles, net	679,101	29,943
Other assets	29,395	18,316
Total assets	$1,448,580	$418,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$53,942	$30,681
Other current liabilities	31,801	14,310
Total current liabilities	85,743	44,991
Other non-current liabilities	98,811	11,161
Total liabilities	184,554	56,152
Stockholders’ equity	1,264,026	361,888
Total liabilities and stockholders’ equity	$1,448,580	$418,040

(Financial tables to follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue	$120,558	$62,935	$62,780	$305,896	$273,784
Cost of revenue	80,971	31,424	30,112	170,868	125,505
Gross profit	39,587	31,511	32,668	135,028	148,279
Operating expenses:
Research and development	16,705	10,455	10,038	48,358	39,953
Sales and marketing	12,637	5,090	5,217	28,251	22,010
General and administrative	24,320	10,289	7,710	53,017	33,698
Amortization	9,284	387	387	10,445	1,534
Total operating expenses	62,946	26,221	23,352	140,071	97,195
Operating income (loss)	(23,359)	5,290	9,316	(5,043)	51,084
Interest income, net	999	1,001	732	3,666	2,206
Other (expense) income, net	(61)	617	(34)	780	56
Income (loss) before income taxes	(22,421)	6,908	10,014	(597)	53,346
Provision (benefit) for income taxes	(4,669)	348	1,932	(2,507)	8,250
Net income (loss)	$(17,752)	$6,560	$8,082	$1,910	$45,096
Earnings (loss) per share:
Basic	$(0.41)	$0.26	$0.32	$0.06	$1.77
Diluted	$(0.41)	$0.26	$0.32	$0.06	$1.74
Weighted average shares outstanding:
Basic	43,609	25,079	25,146	29,729	25,470
Diluted	43,609	25,305	25,449	30,007	25,895

(Financial tables to follow)

ONTO INNOVATION INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue	$120,558	$62,935	$62,780	$305,896	$273,784
Gross profit	$60,920	$31,511	$32,668	$156,361	$148,279
Gross margin as percentage of revenue	51%	50%	52%	51%	54%
Operating expenses	$40,679	$23,404	$22,965	$111,749	$95,661
Operating income	$20,241	$8,107	$9,703	$44,612	$52,618
Operating margin as a percentage of revenue	17%	13%	15%	15%	19%
Net income	$18,065	$8,296	$8,388	$41,847	$46,374
Net income per diluted share	$0.41	$0.33	$0.33	$1.39	$1.79

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
U.S. GAAP gross profit	$39,587	$31,511	$32,668	$135,028	$148,279
Pre-tax non-GAAP items:
Merger related expenses	15,388	—	—	15,388	—
Restructuring expense	5,945	—	—	5,945	—
Non-GAAP gross profit	60,920	31,511	32,668	156,361	148,279
U.S. GAAP gross margin as a percentage of revenue	33%	50%	52%	44%	54%
Non-GAAP gross margin as a percentage of revenue	51%	50%	52%	51%	54%
U.S. GAAP operating expenses	$62,946	$26,221	$23,352	$140,071	$97,195
Pre-tax non-GAAP items:
Merger related expenses	9,867	2,430	—	14,761	—
Restructuring expense	3,116	—	—	3,116	—
Amortization of intangibles	9,284	387	387	10,445	1,534
Non-GAAP operating expenses	40,679	23,404	22,965	111,749	95,661
Non-GAAP operating income	$20,241	$8,107	$9,703	$44,612	$52,618
GAAP operating margin as a percentage of revenue	(19)%	8%	15%	(2)%	19%
Non-GAAP operating margin as a percentage of revenue	17%	13%	15%	15%	19%

(Financial tables to follow)

ONTO INNOVATION INC.

RECONCILIATION OF U.S. GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
U.S. GAAP net income (loss)	$(17,752)	$6,560	$8,082	$1,910	$45,096
Pre-tax non-GAAP items:
Merger related expenses	25,255	2,430	—	30,149	—
Restructuring expense	9,060	—	—	9,060	—
Amortization of intangibles	9,284	387	387	10,445	1,534
Net tax benefit adjustments	(7,782)	(1,081)	(81)	(9,717)	(256)
Non-GAAP net income	$18,065	$8,296	$8,388	$41,847	$46,374
Non-GAAP net income per diluted share	$0.41	$0.33	$0.33	$1.39	$1.79

ONTO INNOVATION INC.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF FIRST QUARTER 2020

GAAP TO NON-GAAP GUIDANCE (net of tax)

	Low	High
Estimated GAAP net income per diluted share	$(0.22)	$(0.04)
Estimated non-GAAP items:
Merger related expense	0.24	0.24
Amortization of intangibles	0.21	0.21
Estimated non-GAAP net income per diluted share	$0.23	$0.41

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